Filed pursuant to Rule 424(b)(3)
Registration No. 333-229465

PROSPECTUS SUPPLEMENT NO. 1

10,000,000 Common Shares

Auris Medical Holding Ltd.

Common Shares

This Prospectus Supplement No. 1 (this “Prospectus Supplement”) amends and supplements our Prospectus dated March 27, 2019 (the “Prospectus”), which forms a part of our Registration Statement (our “Registration Statement”) on Form F-1 (Registration No. 333-229465). This Prospectus Supplement is being filed to amend and supplement the information included or incorporated by reference in the Prospectus with the information contained in this Prospectus Supplement. The Prospectus and this Prospectus Supplement relate to the resale, from time to time, of up to 10,000,000 common shares of Auris Medical Holding Ltd., a Bermuda company, by the selling shareholder, Lincoln Park Capital Fund, LLC.

This Prospectus Supplement includes information from our Report on Form 6-K, which was furnished with the Securities and Exchange Commission on April 5, 2019.

This Prospectus Supplement should be read in conjunction with the Prospectus that was previously delivered, except to the extent that the information in this Prospectus Supplement updates and supersedes the information contained in the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus Supplement or the Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is April 5, 2019.

        On April 5, 2019, Auris Medical Holding Ltd. (the “Company”) entered into an Amendment No. 1 (the “Amendment”) to that certain Sales Agreement, dated November 30, 2018 (the “Original Agreement” and, together with the Amendment, the “Sales Agreement”) with A.G.P./Alliance Global Partners (“A.G.P.”), as sales agent, in connection with an “at the market offering” under which the Company from time to time may offer and sell common shares of the Company, par value CHF 0.02 per share (the “Common Shares”), having an aggregate offering price of up to $25,000,000 (the “Shares”). Shares sold under the Sales Agreement will be offered and sold pursuant to the Company’s Registration Statement on Form F-3, which was initially filed on November 1, 2018 and declared effective by the Securities and Exchange Commission (the “SEC” on November 14, 2018 (Registration No. 333-228121), as amended by Post-Effective Amendment No. 1 filed on March 20, 2019 and declared effective by the SEC on March 27, 2019 (the “Post-Effective Amendment”) (such registration statement, as so amended, the “Registration Statement”) and the prospectus supplement dated November 30, 2018 (the “Prospectus Supplement”). The Amendment updates the Original Agreement to reflect that on March 18, 2019, the Company changed its jurisdiction of incorporation from Switzerland to Bermuda.